                                                                                                       News Release

FOR IMMEDIATE RELEASE:

CONTACT:        John L. Workman
                Executive Vice President and
                Chief Financial Officer
                U.S. Can Corporation
                (630) 678-8000

                             U.S. CAN SELECTS DELOITTE & TOUCHE AS INDEPENDENT AUDITOR

Lombard,  IL, July 25, 2002 - U.S. Can Corporation  announced  today that it has retained the auditing  services of
Deloitte & Touche LLP,  effective  immediately.  The selection of Deloitte & Touche to replace Arthur  Andersen LLP as the  company's  auditor was approved by U.S. Can on July 24, 2002 and  following a  recommendation  by the Audit
Committee to the Board of Directors.

U.S. Can  Corporation is a leading  manufacturer  of steel  containers for personal  care,  household,  automotive, paint and industrial  products in the United States and Europe, as well as plastic  containers in the United States and food cans in Europe.

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